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EXHIBIT 99.1


FOR US MEDIA INQUIRIES, CONTACT:       FOR ASIA-PACIFIC MEDIA INQUIRIES,CONTACT:
Kim Siong, Liew                        Shaila Arora
Thinkbig Media     for M2B World       Director, Corporate Communications
Phone: 949-330-6065                    M2B World
Mobile: 310-749-5006                   Phone: 65-6332-9287
E-mail: shaila@thinkbigmedia.com       Email: kimsiong@M2BWorld.com
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       AMARU INC. ANNOUNCES PARTNERSHIP WITH COGETEL LIMITED FOR LAUNCH OF
                  BROADBAND ENTERTAINMENT PLATFORM IN CAMBODIA
      AGREEMENT ALLOWS LEADING CAMBODIAN ISP TO OFFER ON-DEMAND CONTENT AND
                M2B'S EXCLUSIVE MICRO PAYMENT SYSTEM TO CONSUMERS

SINGAPORE - APRIL 7, 2006 - US-based Amaru Inc. (AMRU) and its subsidiary, M2B Commerce Ltd., announced the signing of an initial five-year agreement with the leading ISP provider in Cambodia, Cogetel Limited, a Cambodian corporation, to offer its interactive, on-demand broadband entertainment platform and its proprietary micro-payment system to the Cambodian-based company which holds the Online brand.

The broadband entertainment platform offers access to M2B's recently launched Stay@Home Theaters Program, which allows viewers the ability to tap into a vast library of movies available on-demand. It also allows viewers the ability to play popular online games, purchase merchandise, mobile services and more using M2B's unique micro-payment system. Consumers can secure their personalized entertainment experience by purchasing virtual tokens that are available both online and at brick-and-mortar retail outlets throughout the country. With the partnership with the Cogetel Online brand, this virtual token system will now be made available throughout Cambodia and will be marketed and promoted by the Cambodian company to physical business locations.

"We are diversified in our approach to offering entertainment on-demand, and that ability to reach previously untapped or inaccessible markets has contributed to our consistent success," said Colin Binny, CEO of Amaru Inc. "By partnering with regional leaders in distribution and technology, such as Cogetel, we can now offer the full cache of our entertainment choices to the Cambodian viewer and we are excited about establishing a stronger presence in this market in 2006."

As a result of the agreement, M2B will add another significant Asian market to its roster of countries where it has established an early presence. This broadband entertainment platform is expected to launch within the next three months. Cogetel has plans to invest, as well as work with M2B on collaborative marketing, distribution and promotional activities to proliferate the growth of this broadband entertainment platform.

                                      # # #

ABOUT AMARU INC. (AMRU) AND M2B
-------------------------------

Amaru, Inc., a Nevada corporation, through its subsidiaries under the M2B brand, is a leader in the Broadband Media Entertainment business, and a major provider of interactive Entertainment-on-demand, Education-on-demand and e-commerce streaming over Broadband channels, Internet portals, and 3G devices. To date, the Company has launched multiple Broadband TV websites for Hollywood and Asian



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entertainment, education and online shopping, with over 100 channels designed to cater to various consumer segments and lifestyles. Its content covers diverse genres such as movies, dramas, comedies, documentaries, music, fashion, lifestyle, edutainment, and more. The M2B brand has established its competitive edge by offering access to an expansive range of content libraries for aggregation, distribution and syndication on Broadband and other media;
including rights for merchandising, product branding, promotion and publicity.

Globally, Amaru Inc and M2B are expanding through several integrated companies including:
1        M2B World Inc - leads the US market and is based in Hollywood, CA.
2 M2B World Pte Ltd - directs the Asian markets through its Singapore office and representative office in Shanghai, China
3        M2B Australia Pty Ltd - oversees Oceania markets
4        M2B Entertainment Inc. - oversees Canadian market
5        M2B Commerce Limited - focuses on e-commerce and e-trading
6        M2B World Travel Limited - offers e-travel services
7        M2B Game World Pte Ltd - develops online gaming platforms and content
8        M2B Commerce Ltd (Cambodia) - oversees Cambodian market
9        Amaru Holdings - drives content syndication and distribution

M2B offers consumers personalized entertainment through its wide range of broadband streaming channels available at www.m2bworld.com.


ABOUT COGETEL GROUP
-------------------
Cogetel Limited is a 100% Cambodian-owned Internet Service Provider company. Its product range, under brand name "Online" offers complete Internet, Virtual Private Network (VPN) and business solutions, comprehensive customer services and a superior quality of network performance. Products and services include Dial-up Internet Access, Web Hosting, Leased Lines, Server Hosting, Comprehensive Mail Hosting, Internet Roaming, Prepaid Internet Card, DSL connection, Wi-Fi Internet, Disaster Recovery, and Learning programs.. Cogetel, already the market leader in Cambodia - 65% share, is working rapidly to build world-class infrastructure that will bridge the digital divide by introducing the latest and best technology to Cambodia.

SAFE HARBOR ACT
---------------

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control. For full statement, please refer to www.M2BWorld.com.